UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 5, 2011

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

Texas	1-32414	72-1121985
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address of Principal Executive Offices)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 5, 2011, W&T Offshore, Inc. (the “Company”) entered into a Fourth Amended and Restated Credit Agreement among the Company as the borrower, Toronto Dominion (Texas) LLC as the administrative agent and the lenders party thereto (the “Credit Agreement”), providing for a revolving credit facility (the “Revolving Credit Facility”) in an amount up to $900 million. The Credit Agreement amended and restated the Company’s Third Amended and Restated Credit Agreement, which was originally entered into in May 2006, under which there were no borrowings outstanding and approximately $0.6 million of letters of credit immediately prior to the effectiveness of the Credit Agreement. Borrowings under the Revolving Credit Facility are secured by the Company’s oil and natural gas properties and are guaranteed by certain of the Company’s wholly owned subsidiaries. Availability under the Revolving Credit Facility is subject to a semi-annual redetermination (April and October) of the Company’s borrowing base, calculated by the lenders based on their evaluation of the Company’s proved reserves using their own internal criteria. The initial borrowing base of the Revolving Credit Facility is $525 million, which amount will automatically increase to $575 million upon the completion, on or before 90 days from May 5, 2011, of the acquisition of certain properties from Shell Offshore Inc. as described in the Company’s Current Report on Form 8-K filed on November 9, 2010, as amended on December 14, 2010. If the Company’s unsecured indebtedness exceeds $450 million in the aggregate, the borrowing base will be reduced by $0.25 for each dollar of such excess until the borrowing base is redetermined by the Company’s lenders.

The Credit Agreement matures, and the Revolving Credit Facility will terminate, on May 5, 2015, except that this maturity date will be accelerated to March 15, 2014 unless prior to such date the Company has refinanced or repaid in full all of the indebtedness payable under the Company’s 8.25% senior notes due 2014. Borrowings under the Revolving Credit Facility bear interest at the applicable London Interbank Offered Rate or LIBOR, plus applicable margins ranging from 2.00% to 2.75%, or an alternate base rate equal to the greatest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.5%, and (c) LIBOR plus 1%, plus applicable margins ranging from 1.00% to 1.75%. The unused portion of the borrowing base will be subject to a commitment fee of 0.50%.

The Credit Agreement contains various covenants that limit, among other things, the Company’s ability to: (i) issue senior unsecured notes in excess of $650 million; (ii) pay cash dividends in excess of $60.0 million per year; (iii) repurchase the Company’s common stock or outstanding senior notes in excess of $100.0 million in the aggregate; (iv) sell its assets in excess of $50 million; (v) make certain loans or investments; (vi) merge or consolidate; (vii) eliminate certain hedging contracts or enter into certain hedging contacts in excess of 75% of estimated production; (viii) enter into certain liens; and (ix) enter into certain other transactions, without the prior consent of the lenders. Letters of credit may be issued up to $90.0 million, provided availability under the Revolving Credit Facility exists. The Credit Agreement also contains various customary covenants, customary events of default and certain financial tests, as of the end of each quarter, including a maximum consolidated leverage ratio, as defined in the Credit Agreement, of 3.0 to 1.0, and a minimum current ratio, as defined in the Credit Agreement, of 1.0 to 1.0. The Credit Agreement also contains customary events of default, including (i) nonpayment of principal when due or nonpayment of interest or other amounts within three business days of when due; (ii) bankruptcy or insolvency with respect to the Company or any of its subsidiaries guaranteeing borrowings under the Revolving Credit Facility; or (iii) a change of control.

The foregoing description of the Credit Agreement and the Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above hereby is incorporated into this Item 2.03 by reference.

Item 7.01	Regulation FD Disclosure.

On May 5, 2011, the Company announced entering into a new revolving credit facility. A copy of the press release is furnished herewith as Exhibit 99.1.

In accordance with General Instruction B.2. of Form 8-K, the information included in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1	Fourth Amended and Restated Credit Agreement, dated as of May 5, 2011, by and among W&T Offshore, Inc., Toronto Dominion (Texas) LLC, as agent and the various agents and lenders party thereto.

Exhibit 99.1	Press release dated May 5 regarding the new revolving credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)

Dated:	May 6, 2011	By:	/s/ JOHN D. GIBBONS
John D. Gibbons
Senior Vice President, Chief Financial Officer and Chief Accounting Officer